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                                                                    EXHIBIT 12.1

                        OUTSOURCING SERVICES GROUP, INC.
                         FIXED CHARGE RATIO COMPUTATION

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
                                                          YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------
                                                     1997           1998            1999
                                                   --------       --------        --------
                                                           (DOLLARS IN THOUSANDS)
Income (loss) before taxes and extraordinary
  items.....................................       $    260       $ (1,744)       $    845
Fixed charges reflected in income (loss)
before taxes
   Interest expense ........................          2,232         12,446          13,486
   One-third of rental expenses ............            311            776             991
                                                   --------       --------        --------
Total Fixed Charges ........................       $  2,543       $ 13,222          14,477
                                                   --------       --------        ========

Income before taxes plus fixed charges above       $  2,803       $ 11,478        $ 15,321
                                                   ========       ========        ========
Fixed charge ratio .........................          1.10x          0.87x           1.06x
   Deficiency ..............................             --       $  1,744
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